Exhibit 99.1

Amedisys Completes Acquisition of Asana Hospice

BATON ROUGE, La., January 2, 2020 – Amedisys, Inc. (NASDAQ: AMED), America’s leading independent home health, hospice and personal care company, has closed on its acquisition of Asana Hospice. Under the terms of the agreement, Amedisys acquired 100 percent of its membership interests.

“I’m delighted to officially welcome Asana Hospice to our family of caregivers,” stated Paul Kusserow, Amedisys’ president and chief executive officer. “Our strengthened team can now provide the gift of hospice to more patients in more places, enabling them to live each day to its fullest and supporting their families with compassion and grace.”

As a result of the acquisition, Amedisys adds eight locations in Pennsylvania, Ohio, Texas, Missouri and Kansas to its hospice network, the third largest in the country. The Company now owns and operates 146 hospice care centers in 33 states, providing care to more than 12,000 patients daily.

“We feel privileged to welcome Asana Hospice into the Amedisys family. We share our commitment to delivering compassionate, patient-centered care to patients and their families, and a culture of engagement and support to our colleagues and caregivers,” said Anthony Mollica, Amedisys’ president of hospice. “We are all in the hospice business because we care. For us, this is not our job; it’s our calling.”

This agreement is the third hospice acquisition for Amedisys in the past year. The Company acquired and integrated Compassionate Care Hospice in February 2019 and RoseRock Healthcare in April 2019.

Media Contact:	Investor Contact:

Kendra Kimmons	Nick Muscato
Vice President of Marketing & Communications	Vice President of Strategic Finance
225-299-3708	615-928-5452
kendra.kimmons@amedisys.com	nick.muscato@amedisys.com

About Amedisys:

Amedisys, Inc. is a leading healthcare at home Company delivering personalized home health, hospice and personal care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. More than 3,000 hospitals and 65,000 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, LA with an executive office in Nashville, TN, Amedisys is a publicly held company. With more than 21,000 employees in 479 care centers in 38 states and the District of Columbia, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 376,000 patients and clients in need every year. For more information about the Company, please visit: www.amedisys.com.

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